Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Premium Money Market Trust

We consent to the use of our reports dated October 19, 2016 with respect to the financial statements of Western Asset Premium U.S. Treasury Reserves, and our report dated October 20, 2016 with respect to the financial statements of Western Asset Premium Liquid Reserves, each a series of the Legg Mason Partners Premium Money Market Trust, as of August 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 14, 2016